February 16, 2010

AAA Public Adjusting Group, Inc.
6365 Taft St. Suite 1003
Hollywood, FL 33024

Dear Board of Directors and Senior Management,

Discoveries and disagreements with management over these past several months convince me that I must resign from my position as a board member as well as CFO. I personally view these disagreements of great seriousness and thus demands that I submit my resignation, effective immediately.

Resigning for these reasons is extremely disconcerting but, given the circumstances, I don't feel I have much choice. Senior management does not seem troubled by their actions and I, therefore, doubt that changes are imminent. These disagreements directly oppose my personal business philosophy, therefore it is unconscionable for me to work in such an environment.

Sincerely,

Kevin Monahan